National R.V. Holdings, Inc. Names New Chairman and New Director

PERRIS, Calif., June 1 -- National R.V. Holdings, Inc. (NYSE: NVH) (the "Company"), today announced that it has appointed David J. Humphreys to serve as Chairman of the Board, replacing Doy B. Henley who has served in that capacity since September 2001.

Mr. Humphreys has been a Director of the Company since February 2006. Prior to joining the Company's Board, Mr. Humphreys was President of the Recreational Vehicle Industry Association from 1979 until his retirement in January 2006. In commenting on the change, Mr. Henley, who will continue to serve on the Board, stated "Dave brings a tremendous amount of industry and leadership experience to our Board, and we feel that utilizing that experience in this new capacity will help strengthen the Company. I look forward to his leadership."

Mr. Humphreys stated "I am very honored to be named Chairman of the Board. This company has been through some very difficult times in recent years. I believe that with Doy Henley's leadership the Company has overcome almost all of the problems it has been facing. Our future is very bright and I look forward to it with great excitement and enthusiasm."

The Company also announced that it has appointed Len Southwick to its Board of Directors. Mr. Southwick has been serving as the President of the Company's National RV subsidiary since September 2005, and continues in that capacity. He joined the Company in 2003 as Vice President of Customer Service following a lengthy career in the retail automotive industry. "I hold Mr. Southwick in high regard for what he and his team have accomplished over the past year and a half under very difficult circumstances, and look forward to his expanded contribution now as a member of the Company's Board," commented Mr. Humphreys.

About National R.V. Holdings, Inc.

National R.V. Holdings, Inc., through its wholly-owned subsidiary, National RV, Inc., is one of the nation's leading producers of motorized recreational vehicles, often referred to as RVs or motorhomes. From its Perris, California facility, NRV designs, manufactures and markets Class A gas and diesel motorhomes under model names Dolphin, Pacifica, Sea Breeze, Surf Side, Tradewinds and Tropi-Cal. NRV began manufacturing RVs in 1964. Based upon retail registrations for the year ended December 31, 2006, the Company, through its NRV subsidiary, is the seventh largest domestic manufacturer of Class A motorhomes.

This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the Company's future expectations, performance, plans, and prospects, as well as assumptions about future events. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry; continuation of losses; the ability of the Company to address the effects caused by fiberglass material supplied by a third party supplier; the ability of the Company's new and redesigned product introductions to achieve market acceptance; the ability of the Company to close the sale leaseback transaction discussed above; the ability of the Company to obtain long-term debt financing; seasonality and potential fluctuations in the Company's operating results; any material weaknesses in the Company's internal control over financial reporting or the failure to remediate any of the previously disclosed material weaknesses; any failure to implement required new or improved controls; the Company's ability to maintain its stock exchange listing; the Company's dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation; warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company's Form 10-K and other filings with the Securities and Exchange Commission (SEC) and the Company's public announcements, copies of which are available from the SEC or from the Company upon request.


   Contact:
   Thomas J Martini
   800.322.6007
   cfo@nrvh.com